Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Therapeutics Corporation:

We consent to the use of our report dated February 28, 2003, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of United Therapeutics Corporation for the year ended December 31, 2002, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002.

/s/ KPMG LLP
McLean, Virginia
February 23, 2005